Exhibit A

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that Devon Dragon Trading Limited, a British Virgin Islands company (the “Company”), hereby constitute and appoint Hsiu-Mei, Ho, Republic of China, Passport number 214440376, its attorney-in-fact, with full power and authority to act for and on behalf of the Company to execute, deliver and file Schedule 13G and other documents required or which such attorney-in-fact deems advisable in connection with the filing of Schedule 13G and any amendment thereto with respect to Company’s ownership of certain equity interest in Actions Semiconductor Co., Ltd., a Cayman Islands company, to the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the Company has executed this Power of Attorney by its duly authorized officer on February 1, 2011.

DEVON DRAGON TRADING LIMITED

By:	/s/ Ming Cho, Chan
Ming Cho, Chan
Sole Director

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